Exhibit 99.6

DIVERSEY HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

	July 1, 2011	December 31, 2010
	(Unaudited)
	(Dollars in thousands, except share data)

ASSETS
Current assets:
Cash and cash equivalents	$71,723	$169,094
Restricted cash	12,099	20,407
Accounts receivable, less allowance of $20,576 and $19,888, respectively	630,241	563,006
Accounts receivable — related parties	9,786	6,433
Inventories	327,487	263,247
Deferred income taxes	24,041	24,532
Other current assets	167,115	163,307
Total current assets	1,242,492	1,210,026
Property, plant and equipment, net	426,399	410,507
Capitalized software, net	53,087	52,980
Goodwill	1,331,271	1,263,431
Other intangibles, net	199,359	194,175
Other assets	170,702	152,894

Total assets	$3,423,310	$3,284,013

LIABILITIES, CLASS B SHARES AND EQUITY AWARDS SUBJECT TO CONTINGENT REDEMPTION AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$40,041	$24,205
Current portion of long-term borrowings	9,885	9,498
Accounts payable	357,531	327,831
Accounts payable — related parties	31,432	23,794
Accrued expenses	415,883	463,319

Total current liabilities	854,772	848,647
Pension and other post-retirement benefits	231,446	226,682
Long-term borrowings	1,476,259	1,445,678
Deferred income taxes	122,195	114,358
Other liabilities	120,458	125,893

Total liabilities	2,805,130	2,761,258
Commitments and contingencies
Class B shares and equity awards subject to contingent redemption features — $0.01 par value; 20,000,000 shares authorized; 2,563,161 shares issued and outstanding at July 1, 2011 and 1,490,971 shares issued and outstanding at December 31, 2010	36,686	35,871
Stockholders’ equity:
Class A common stock — $0.01 par value; 200,000,000 shares authorized; 99,764,706 shares issued and outstanding at July 1, 2011 and December 31, 2010	998	998
Capital in excess of par value	556,747	554,244
Accumulated deficit	(283,973)	(309,785)
Accumulated other comprehensive income	307,722	241,427

Total stockholders’ equity	581,494	486,884

Total liabilities, Class B shares and equity awards subject to contingent redemption and stockholders’ equity	$3,423,310	$3,284,013

The accompanying notes are an integral part of the consolidated financial statements

DIVERSEY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Six Months Ended
	July 1, 2011	July 2, 2010
	(Unaudited)
	(Dollars in thousands)
Net sales:
Net product and service sales	$1,626,895	$1,530,071
Sales agency fee income	12,865	11,906

	1,639,760	1,541,977
Cost of sales	959,026	879,657

Gross profit	680,734	662,320
Selling, general and administrative expenses	514,045	504,271
Research and development expenses	36,290	33,257
Restructuring credits	(1,149)	(2,520)

Operating profit	131,548	127,312
Other (income) expense:
Interest expense	67,284	69,908
Interest income	(1,209)	(881)
Other (income) expense, net	110	3,754

Income from continuing operations before income taxes	65,363	54,531
Income tax provision	39,466	39,908

Income from continuing operations	25,897	14,623
Loss from discontinued operations, net of income taxes	—	(9,061)

Net income	$25,897	$5,562

The accompanying notes are an integral part of the consolidated financial statements

DIVERSEY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	July 1, 2011	July 2, 2010
	(Unaudited)
	(Dollars in thousands)
Cash flows from operating activities:
Net income	$25,897	$5,562
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	50,387	45,453
Amortization of intangibles	7,855	8,737
Amortization and direct expense of debt issuance costs	9,956	5,700
Accretion of original issue discount	3,195	1,478
Interest accreted on notes payable	—	12,469
Deferred income taxes	1,130	17,501
Loss on disposal of discontinued operations	—	754
Loss from divestitures	—	101
Japan inventory loss	701	—
Loss (Gain) on property, plant and equipment disposals	(193)	103
Stock-based compensation	6,173	7,284
Other	3,319	8,476
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures of businesses:
Accounts receivable	(49,148)	(11,613)
Inventories	(52,672)	(30,751)
Other current assets	2,176	(4,949)
Accounts payable and accrued expenses	(33,730)	(103,450)
Other assets	(14,071)	2,618
Other liabilities	(14,469)	6,217

Net cash used in operating activities	(53,494)	(28,310)
Cash flows from investing activities:
Capital expenditures	(38,807)	(30,237)
Expenditures for capitalized computer software	(10,783)	(5,977)
Proceeds from property, plant and equipment disposals	646	3,200
Acquisitions of businesses and other intangibles	(2,463)	—
Net costs of divestiture of businesses	—	(855)

Net cash used in investing activities	(51,407)	(33,869)
Cash flows from financing activities:
Proceeds from short-term borrowings, net	15,606	(915)
Repayments of long-term borrowings	(4,893)	(4,619)
Payment of costs for equity redemption and issuance	—	(961)
Proceeds related to stock-based long-term incentive plans	60	9,467
Repurchase and redemption of Class B equity	(2,915)	—
Payment of debt issuance costs	(2,806)	(4,949)
Dividends paid	(85)	(81)

Net cash provided by (used in) financing activities	4,967	(2,058)
Effect of exchange rate changes on cash and cash equivalents	2,563	(4,256)

Change in cash and cash equivalents	(97,371)	(68,493)
Beginning balance	169,094	249,713

Ending balance	$71,723	$181,220

Supplemental cash flows information
Cash paid during the period:
Interest, net	$55,605	$53,252
Income taxes	34,030	14,469

The accompanying notes are an integral part of the consolidated financial statements

DIVERSEY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

July 1, 2011

(Unaudited)

1. Description of the Company

Diversey Holdings, Inc. (“Holdings” or the “Company”) directly owns all of the shares of Diversey, Inc. (“Diversey”). The Company is a holding company and its sole business interest is the ownership and control of Diversey and its subsidiaries. Diversey is a leading global marketer and manufacturer of commercial cleaning, hygiene, operational efficiency, appearance enhancing products and equipment and related services and solutions for food safety and service, food and beverage plant operations, floor care, housekeeping and room care, laundry and skin care. Diversey serves institutional and industrial end-users such as food service providers, lodging establishments, food and beverage processing plants, building service contractors, building managers and property owners, retail outlets, schools and health-care facilities in more than 175 countries worldwide.

2. Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and footnotes required for complete financial statements. In the opinion of management, all normal recurring adjustments considered necessary to present fairly the financial position of the Company as of July 1, 2011 and its results of operations for the six months ended July 1, 2011 and cash flows for the six months ended July 1, 2011 have been included. The results of operations for the six months ended July 1, 2011 are not necessarily indicative of the results to be expected for any subsequent interim period or for the full fiscal year ending December 31, 2011. It is recommended that the accompanying consolidated financial statements be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010. As a public reporting company, the Company evaluates subsequent events through the date the financial statements are issued.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Diversey Holdings, Inc., Diversey, Inc., and its wholly owned subsidiaries. All inter-company balances and transactions have been eliminated upon consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.

The Company uses estimates and assumptions in accounting for the following significant matters, among others:

•	Allowances for doubtful accounts

•	Inventory valuation and allowances

•	Valuation of acquired assets and liabilities

•	Useful lives of property and equipment and intangible assets

DIVERSEY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	Goodwill and other long-lived asset impairment

•	Contingencies

•	Accounting for income taxes

•	Stock-based compensation

•	Customer rebates and discounts

•	Environmental remediation costs

•	Pensions and other post-retirement benefits

Actual results may differ from previously estimated amounts, and such differences may be material to the consolidated financial statements. The Company periodically reviews estimates and assumptions, and the effects of revisions are reflected in the period in which the revision is made. No significant revisions to estimates or assumptions were made during the periods presented in the accompanying consolidated financial statements.

Unless otherwise indicated, all monetary amounts, except per share data, are stated in thousand dollars.

Accrued Employee-Related Expenses

The Company accrues employee compensation costs relating to payroll, payroll taxes, vacation, bonuses and incentives when incurred. During the three months ended July 1, 2011, the Company modified its performance-based compensation plans resulting in a $6,500 reduction of accrued expenses recorded as of April 1, 2011 and a reduction of selling, general, and administrative expense for the current quarter.

Reclassification

In 2010, as a result of integrating certain of the Company’s equipment business into the Americas and Europe segments, associated revenues, expenses, assets and liabilities have been reclassified from eliminations/Other to the Americas and Europe segments. Accordingly, prior period segment information in Note 19 has been restated for comparability and consistency.

3. Recent Accounting Pronouncements

With the exception of those discussed below, there have been no recent accounting pronouncements or changes in accounting pronouncements during the six months ended July 1, 2011, as compared to the recent accounting pronouncements described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, that are of significance, or potential significance, to the Company.

Comprehensive Income (ASC Topic 220)

In June 2011, the Financial Accounting Standards Board (“FASB”) issued an Accounting Standards Update (“ASU”) to allow an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. This ASU eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. It does not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. This ASU is to be applied retrospectively and is effective for interim and annual periods beginning after December 15, 2011. Early adoption is permitted. The Company is currently evaluating the effect of this ASU on its financial statements.

DIVERSEY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Fair Value Measurement (ASC Topic 820)

In May 2011, the FASB issued an ASU incorporating amendments to achieve common fair value measurement and disclosure requirements in U.S. GAAP and International Financial Reporting Standards. This ASU represents the converged guidance of the FASB and the International Accounting Standards Board on fair value measurement. The FASB does not intend for many of the amendments to result in a change in the application of ASC Topic 820.

This ASU is to be applied prospectively and is effective for interim and annual periods beginning after December 15, 2011. Early application is not permitted. The Company is currently evaluating the effect that this ASU may have on its financial statements.

Business Combinations (ASC Topic 805)

In December 2010, the FASB issued an ASU related to Disclosure of Supplementary Pro Forma Information for Business Combinations. The amendments in this ASU specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The Company adopted this ASU effective at the beginning of fiscal year 2011, and will apply the ASU prospectively to future business combinations for which the acquisition date is after December 31, 2010, as required. This ASU did not impact the Company’s consolidated financial statements.

Intangibles — Goodwill and Other (ASC Topic 350)

In December 2010, the FASB issued an ASU describing when to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts. The amendments in this ASU modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that impairment may exist. The qualitative factors are consistent with the existing guidance and examples, which require that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The Company adopted this ASU effective at the beginning of fiscal year 2011, as required. This ASU did not impact the Company’s consolidated financial statements.

4. Master Sales Agency Terminations and Umbrella Agreement

In connection with the May 2002 acquisition of the DiverseyLever business, Diversey entered into a master sales agency agreement (the “Sales Agency Agreement”) with Unilever PLC and Unilever N.V. (“Unilever”), whereby Diversey acts as an exclusive sales agent in the sale of Unilever’s consumer branded products to various institutional and industrial end-users. At acquisition, Diversey assigned an intangible value to the Prior Agency Agreement of $13,000, which was fully amortized at May 2007.

In October 2007, Diversey and Unilever entered into the Umbrella Agreement (the “Umbrella Agreement”), to replace the Prior Agency Agreement, which includes; i) a new agency agreement with terms similar

DIVERSEY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

to the Prior Agency Agreement, covering Ireland, the United Kingdom, Portugal and Brazil, and ii) a Master Sub-License Agreement (the “License Agreement”) under which Unilever has agreed to grant 31 of Diversey’s subsidiaries a license to produce and sell professional size packs of Unilever’s consumer branded cleaning products. The entities covered by the License Agreement have also entered into agreements with Unilever to distribute Unilever’s consumer branded products. Except for some transitional arrangements in certain countries, the Umbrella Agreement became effective January 1, 2008, and, unless otherwise terminated or extended, will expire on December 31, 2017.

An agency fee is paid by Unilever to the Company in exchange for its sales agency services. An additional fee is payable by Unilever to the Company in the event that conditions for full or partial termination of the Prior Agency Agreement are met. At various times during the life of the Prior Agency Agreement, the Company elected, and Unilever agreed, to partially terminate the Prior Agency Agreement in several territories resulting in payment by Unilever to the Company of additional fees, which are recognized in the consolidated statements of operations over the life of the Umbrella Agreement. In association with the partial terminations, the Company recognized sales agency fee income of $553 and $309 during the six months ended July 1, 2011 and July 2, 2010.

An additional fee is payable by Unilever to the Company in the event that conditions for full or partial termination of the License Agreement are met. The Company elected, and Unilever agreed, to partially terminate the License Agreement in several territories resulting in payment by Unilever to the Company of additional fees. In association with the partial terminations, the Company recognized sales income of $159 and $0 during the six months ended July 1, 2011 and July 2, 2010.

Under the License Agreement, the Company recorded net product and service sales of $65,332 and $60,878 during the six months ended July 1, 2011 and July 2, 2010, respectively.

5. Acquisitions

Strategic Alliance

The Company entered into a strategic alliance agreement with Eulen, S.A. (“Eulen”), a Spain-based corporation engaged in cleaning services, whereby the Company acquired certain assets of Eulen for a total cash consideration of $3,600, of which approximately $2,500 was paid in the three months ended July 1, 2011 and $1,100 is payable in annual installments over the next 3 years. The Company expects to finalize the purchase accounting related to this acquisition in the second half of the year.

6. Inventories

The components of inventories are summarized as follows:

	July 1, 2011	December 31, 2010
Raw materials and containers	$67,695	$56,412
Finished goods	259,792	206,835

Total inventories	$327,487	$263,247

Inventories are stated in the consolidated balance sheets net of allowance for excess and obsolete inventory of $23,098 and $21,806 on July 1, 2011 and December 31, 2010, respectively.

7. Indebtedness and Credit Arrangements

Amendment to the Diversey Senior Secured Credit Facilities Credit Agreement. The Diversey Senior Secured Credit Facilities were amended in March 2011. This amendment reduced the interest rate payable with respect to the Term Loans, thereby reducing borrowing costs over the remaining life of the credit

DIVERSEY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

facilities. The spread on the U.S. dollar and Canadian dollar denominated borrowings was reduced from 325 basis points to 300 basis points, and the minimum LIBOR and BA floors were reduced from 2.00% to 1.00%. The spread on the euro denominated borrowing was reduced from 400 basis points to 350 basis points and the EURIBOR floor was reduced from 2.25% to 1.50%.

In addition, the amendment changed various financial covenants and credit limits to provide greater flexibility to operate the business. These changes include the ability to issue incremental term loan facilities and the ability to issue dividends to Holdings to fund cash interest payments on the Holdings Senior Notes.

In connection with the amendment and in accordance with ASC 470-50, Debt Modifications and Extinguishments, the Company capitalized $443 and expensed $2,363 in transaction fees paid to third parties and wrote-off $160 in previously unamortized discounts and capitalized debt issuance costs. These amounts are included in interest expense in the consolidated statements of operations for the six months ended July 1, 2011. The effective interest rates on the Term loans were reduced from 5.70% — 6.91% to 4.19% — 5.40%.

In connection with the Company’s election to pay cash interest on the Holdings Senior Notes on November 15, 2011 and its expectation that future interest payments will be made in cash, the Company accelerated the amortization of unamortized discounts and capitalized debt issuance costs and recorded additional interest expense of $4,092 during the first quarter of 2011 in the consolidated statements of operations.

The Company’s existing indebtedness is intended to be paid off in connection with the Merger Agreement discussed in Note 21. At July 1, 2011, the unamortized discount and debt issuance costs relating to the Company’s indebtedness were $19,432 and $57,751 respectively.

8. Restructuring Liabilities

November 2005 Restructuring Program

On November 7, 2005, the Company announced a restructuring program (“November 2005 Plan”), which included redesigning the Company’s organizational structure, the closure of a number of manufacturing and other facilities, outsourcing the majority of information technology support worldwide, outsourcing certain financial services in Western Europe and a workforce reduction of approximately 15%. As of July 1, 2011, the Company has terminated 2,881 employees in the execution of this plan. Our November 2005 Plan activity is expected to continue through fiscal 2011, with the associated reserves expected to be substantially paid out through cash that has been transferred to irrevocable trusts established for the settlement of these obligations. These trusts have a balance of $12,099 as of July 1, 2011 and are classified as restricted cash in the Company’s consolidated balance sheet.

The activities associated with the November 2005 Plan for the six months ended July 1, 2011 were as follows:

	Employee- Related	Other	Total
Liability balances as of December 31, 2010	$21,924	$1,181	$23,105
Net adjustments to restructuring liability	(224)	—	(224)
Cash paid(1)	(3,564)	34	(3,530)

Liability balances as of April 1, 2011	$18,136	$1,215	$19,351
Net adjustments to restructuring liability	(946)	21	(925)
Cash paid(1)	(4,159)	(18)	(4,177)

Liability balances as of July 1, 2011	$13,031	$1,218	$14,249

(1)	Cash paid includes the effects of foreign exchange.

DIVERSEY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company did not incur any long-lived asset impairment charges for the six month periods ended July 1, 2011. In connection with the November 2005 Plan, the Company recorded long-lived asset impairment charges of $115 and $519 for the six months ended July 2, 2010 respectively. The impairment charges are included in selling, general and administrative costs.

Total plan-to-date expense, net, associated with the November 2005 Plan, by reporting segment, is summarized as follows:

		Six Months Ended
	Total Plan To-Date	July 1, 2011	July 2, 2010
Europe	$147,484	$(1,550)	$(1,576)
Americas	41,512	380	(617)
Greater Asia Pacific	18,784	34	200
Other	25,460	(13)	(527)

	$233,240	$(1,149)	$(2,520)

9. Exit or Disposal Activities

In June 2010, the Company announced plans to transition certain accounting functions in its corporate center and certain Americas locations to a third party provider. The Company expects to execute the plan between July 2010 and December 2011. The Company also affirmed its decision to cease manufacturing operations at Waxdale, its primary U.S. manufacturing facility, and to move some production to other locations in North America, as well as pursue contract manufacturing for a portion of its product lines. The timeline to transition out of Waxdale is not certain, but is expected to be largely completed during the first semester of fiscal 2012. In connection with these plans, the Company reduced its original estimate of $5,972 for the involuntary termination of employees by $299 and $602 during the six months ended July 1, 2011, respectively. These costs are included in selling, general and administrative expenses in the consolidated statements of operations.

As of July 1, 2011, the Company carries a liability balance of $5,201 related to these involuntary terminations.

10.	Income Taxes

For the fiscal year ending December 31, 2011, the Company is projecting an effective income tax rate on pre-tax income from continuing operations of approximately 58%. The projected effective income tax rate for the fiscal year exceeds the statutory income tax rate primarily as a result of increased valuation allowances against deferred tax assets in certain jurisdictions and increases in reserves for uncertain tax positions.

The Company reported an effective income tax rate of 60.4% on pre-tax income from continuing operations for the six month period ended July 1, 2011, which is consistent with the projected effective income tax rate for the fiscal year ending December 31, 2011.

DIVERSEY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	Other (Income) Expense, Net

The components of other (income) expense, net in the consolidated statements of operations, include the following:

	Six Months Ended
	July 1, 2011	July 2, 2010
Foreign currency (gain) loss	$(7,913)	$8,975
Forward contracts (gain) loss	8,464	(8,715)
Hyperinflationary foreign currency (gain) loss	—	3,905
Other, net	(441)	(411)

	$110	$3,754

12.	Defined Benefit Plans and Other Post-Employment Benefit Plans

The components of net periodic benefit costs for the Company’s defined benefit pension plans and other post-employment benefit plans for the six months ended July 1, 2011 and July 2, 2010, are as follows:

	Defined Pension Benefits
	Six Months Ended
	July 1, 2011	July 2, 2010
Service cost	$4,882	$4,696
Interest cost	17,708	16,960
Expected return on plan assets	(21,466)	(18,544)
Amortization of net loss	2,927	3,229
Amortization of transition obligation	95	111
Amortization of prior service (credit) cost	(1,309)	(757)
Curtailments, settlements and special termination benefits	894	4,785

Net periodic pension cost	$3,731	$10,480

	Other Post-Employment Benefits
	Six Months Ended
	July 1, 2011	July 2, 2010
Service cost	$628	$653
Interest cost	2,257	2,316
Amortization of net (gain) loss	(34)	(45)
Amortization of prior service credit	(103)	(102)

Net periodic benefit cost	$2,748	$2,822

The Company made contributions to its defined benefit pension plans of $16,723 and $13,443 during the six months ended July 1, 2011 and July 2, 2010, respectively.

In June 2011, the Company recognized a settlement of defined benefits to former U.S. employees resulting in a related loss of $894. The Company recorded this loss in selling, general and administrative expenses in the consolidated statement of operations.

DIVERSEY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In June 2010, the Company recognized a settlement of defined benefits to former U.S. employees resulting in a related loss of $3,974. The Company recorded $1,996 of this loss as a component of discontinued operations, and $1,978 in selling, general and administrative expenses in the consolidated statement of operations.

In June 2010, the Company recognized a curtailment and settlement of defined benefits to former Japan employees, resulting in a related loss of $571. The Company recorded this loss in selling, general and administrative expenses in the consolidated statement of operations.

In June 2010, the Company recognized a curtailment of defined benefits to former Ireland employees resulting in a related loss of $241. The Company recorded this loss in selling, general and administrative expenses in the consolidated statement of operations.

13.	Financial Instruments

The Company sells its products in more than 175 countries and approximately 85% of the Company’s revenues are generated outside the United States. The Company’s activities expose it to a variety of market risks, including the effects of changes in foreign currency exchange rates and interest rates. These financial risks are monitored and managed by the Company as an integral part of its overall risk management program.

The Company maintains a foreign currency risk management strategy that uses derivative instruments (foreign currency forward contracts) to protect its interests from fluctuations in earnings and cash flows caused by the volatility in currency exchange rates. Movements in foreign currency exchange rates pose a risk to the Company’s operations and competitive position, since exchange rate changes may affect the profitability and cash flow of the Company, and business and/or pricing strategies of competitors.

Certain of the Company’s foreign business unit sales and purchases are denominated in the customers’ or vendors’ local currency. The Company purchases foreign currency forward contracts as hedges of foreign currency denominated receivables and payables and as hedges of forecasted foreign currency denominated sales and purchases. These contracts are entered into to protect against the risk that the future dollar-net-cash inflows and outflows resulting from such sales, purchases, firm commitments or settlements will be adversely affected by changes in exchange rates.

At July 1, 2011 and December 31, 2010, the Company held 33 and 23 foreign currency forward contracts, respectively, as hedges of foreign currency denominated receivables and payables with an aggregate notional amount of $164,612 and $163,092, respectively. Because the terms of such contracts are primarily less than three months, the Company did not elect hedge accounting treatment for these contracts. The Company records the changes in the fair value of these contracts within other (income) expense, net, in the consolidated statements of operations. Total net realized and unrealized (gains) losses recognized were $3,037 and $8,464 during the six months ended July 1, 2011, respectively compared with such (gains) losses of $(5,440) and $(8,715), respectively for the six months ended July 2, 2010.

As of July 1, 2011 and December 31, 2010, the Company held 141 and 194 foreign currency forward contracts, respectively, as hedges of forecasted foreign currency denominated sales and purchases with an aggregate notional amount of $44,798 and $62,983, respectively. The maximum length of time over which the Company typically hedges cash flow exposures is twelve months. To the extent that these contracts are designated and qualify as cash flow hedging instruments, the effective portion of the gain or loss on the derivative instrument is recorded in other comprehensive income and reclassified as a component to net income (loss) in the same period or periods during which the hedged transaction affects earnings. Net unrealized (gain) loss on cash flow hedging instruments of $(157) and $409 were included in accumulated other comprehensive income, net of tax, at July 1, 2011 and December 31, 2010, respectively. There was no ineffectiveness related to cash flow hedging instruments during the six months ended July 1, 2011 and July 2, 2010, respectively. Unrealized gains and losses existing at July 1, 2011, which are expected to be reclassified into the consolidated statements of operations from other comprehensive income during the next year, are not expected to be significant.

DIVERSEY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At July 1, 2011 and December 31, 2010, the location and fair value amounts of derivative instruments were as follows:

	Asset Derivatives July 1, 2011		Liability Derivatives July 1, 2011
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as hedging instruments
Foreign currency forward contracts	Other current assets	$1,070	Accrued expenses	$841
Derivatives not designated as hedging instruments
Foreign currency forward contracts	Other current assets	48	Accrued expenses	1,928

Total Derivatives		$1,118		$2,769

	Asset Derivatives December 31, 2010		Liability Derivatives December 31, 2010
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as hedging instruments
Foreign currency forward contracts	Other current assets	$724	Accrued expenses	$1,316
Derivatives not designated as hedging instruments
Foreign currency forward contracts	Other current assets	1,293	Accrued expenses	669

Total Derivatives		$2,017		$1,985

The effect of derivative instruments on the Consolidated Financial Statements for the six months ended July 1, 2011 and July 2, 2010, was as follows:

Derivatives with cash flow hedging relationships	Amount of (Gain) Loss Recognized in OCI on Derivatives (Effective Portion)	Location of (Gain) Loss Reclassified from Accumulated OCI into Income	Amount of (Gain) Loss Reclassified from Accumulated OCI into Income (Effective Portion)
	Six Months Ended July 1, 2011		Six Months Ended July 1, 2011
Foreign currency forward contracts	$(229)	Other (income ) expense, net	$(633)

Derivatives with Cash Flow Hedging Relationships	Amount of (Gain) Loss Recognized in OCI on Derivatives (Effective Portion)	Location of (Gain) Loss Reclassified from Accumulated OCI into Income	Amount of (Gain) Loss Reclassified from Accumulated OCI into Income (Effective Portion)
	Six Months Ended July 2, 2010		Six Months Ended July 2, 2010
Foreign currency forward contracts	$406	Other (income) expense, net	$365

DIVERSEY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.	Fair Value Measurements of Financial Instruments

Financial instruments measured at fair value on a recurring basis as of July 1, 2011 and December 31, 2010 were as follows:

	Balance at July 1, 2011	Level 1	Level 2	Level 3
Assets:
Foreign currency forward contracts	$1,118	$—	$1,118	$—

Liabilities:
Foreign currency forward contracts	$2,769	$—	$2,769	$—

	Balance at December 31, 2010	Level 1	Level 2	Level 3
Assets:
Foreign currency forward contracts	$2,017	$—	$2,017	$—

Liabilities:
Foreign currency forward contracts	$1,985	$—	$1,985	$—

The Company primarily uses readily observable market data in conjunction with globally accepted valuation model software when valuing its financial instruments portfolio and, consequently, the Company designates all financial instruments as Level 2. Under ASC Topic 820, Fair Value Measurements and Disclosures, there are three levels of inputs that may be used to measure fair value. Level 2 is defined as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

15.	Comprehensive Income (Loss)

Comprehensive income (loss) for the six months ended July 1, 2011 and July 2, 2010 are as follows:

	Six Months Ended
	July 1, 2011	July 2, 2010
Net income	$25,897	$5,562
Foreign currency translation adjustments	68,310	(76,218)
Adjustments to pension and post-retirement liabilities, net of tax	(2,581)	(2,929)
Unrealized gains on derivatives, net of tax	566	(44)

Total comprehensive income (loss)	$92,192	$(73,629)

16.	Stock-Based Compensation

Stock Incentive Plan

The Company maintains a Stock Incentive Plan (“SIP”) for the officers and most senior managers of the Company. The SIP provides for the purchase or award of new class B common stock of Holdings (“Shares”) and options to purchase new Shares representing in the aggregate up to 12% of the outstanding common stock of Holdings.

During the six months ended July 1, 2011, pursuant to the SIP, participants purchased 4,410 Shares in Holdings at $13.60 per share, and were awarded 11,759 matching options to purchase Shares pursuant to a

DIVERSEY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

matching formula, at an exercise price of $13.60 per share, with a contractual term of ten years. The matching options are subject to a vesting period of four years. In addition, the Company repurchased 27,500 Shares at $13.60 per share, relating to separated employees. In conjunction with these departures, 153,000 matching options were forfeited.

During the six months ended July 1, 2011, pursuant to the SIP, 1,251,478 Deferred Share Units (“DSUs” as defined in the SIP) granted in 2010 vested. 186,823 of these vested DSUs were redeemed for cash by the participants to pay all or a portion of their required withholding tax liability, and therefore were not converted into Shares. As a result of this redemption for cash, 627,099 matching options were forfeited. In addition, as a result of the departure of certain employees, 51,374 DSUs and 646,652 matching options were forfeited. Upon the closing of the Merger as discussed in Note 21, 548,473 of these options will be reinstated and accelerated pursuant to the terms of the Merger Agreement. As this event is solely contingent on the Merger closing, no compensation expense has been recognized for these options. For purposes of retention, 22,059 additional DSUs were granted to two participants, with no matching options. These DSUs have a weighted average grant-date fair value of $13.83, and are subject to vesting periods of two to three years.

The following table summarizes the stock option activity during the six months ended July 1, 2011:

	Number of Options	Exercise Price per Option(1)	Remaining Contractual Term(1) (in years)	Aggregate Intrinsic Value
Outstanding at January 1, 2011	9,728,836	$10.02
Granted	11,759	13.60
Forfeited	(1,273,751)	10.00

Outstanding at July 1, 2011	8,466,844	$10.03	8.5	$138,389

Exercisable at July 1, 2011	646,950	$10.00	8.5	$10,591

(1)	Weighted-average

The weighted-average grant-date fair value of all outstanding options at July 1, 2011 is $3.43.

The following table summarizes DSU activity during the six months ended July 1, 2011:

	Number of DSUs	Weighted-Average Grant-Date Fair Value
Nonvested DSUs at January 1, 2011	2,698,107	$10.00
Granted	22,059	13.83
Vested	(1,251,478)	10.00
Forfeited	(51,374)	10.00

Nonvested DSUs at July 1, 2011	1,417,314	$10.06

At July 1, 2011, there was $15,267 of unrecognized compensation cost related to DSUs and non-vested option compensation arrangements that is expected to be recognized as a charge to earnings over a weighted-average period of five years.

Director Stock Incentive Plan

The Company maintains a Director Stock Incentive Plan (“DIP”), which provides for the sale of Shares to certain non-employee directors of the Company, as well as the grant to these individuals of DSUs in lieu of receiving cash compensation for their services as a member of the Company’s Board of Directors.

DIVERSEY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the Director DSU activity during the six months ended July 1, 2011:

	Number of DSUs	Weighted-Average Grant-Date Fair Value
Nonvested Director DSUs at January 1, 2011	45,729	$10.36
Granted	51,291	13.60
Vested	(45,729)	10.36

Nonvested Director DSUs at July 1, 2011	51,291	$13.60

Compensation expenses related to the SIP and DIP were $6,173 and $7,284 for the six months ended July 1, 2011 and July 2, 2010, respectively. These expenses are recorded as part of selling, general and administrative expenses in the consolidated statements of operations.

Stock Appreciation Rights Plan

The Company also maintains an incentive program for certain managers of the Company who are not in the SIP, which provides for cash awards based on stock appreciation rights (“SARs”). SARs have no effect on shares outstanding as appreciation awards are paid in cash and not in common stock. The Company accounts for SARs as liability awards in which the pro-rata portion of the awards’ fair value is recognized as expense over the vesting period, which approximates three years. The fair value of these awards in the current fiscal quarter was significantly affected by the merger price consideration described in Note 22.

Compensation expenses related to the SARs plan were $4,164 and $404 for the six months ended July 1, 2011 and July 2, 2010, respectively. These expenses are recorded as part of selling, general and administrative expenses in the consolidated statements of operations.

Class B shares and equity awards subject to contingent redemption

The Company’s SIP and DIP programs are subject to a contingent redemption feature relating to any potential future change in control of the Company. Among other provisions, this feature provides for the cash settlement of Shares and DSUs at fair value as of the date of the change in control. Until the change in control occurs (see Note 22), applicable accounting guidance requires recognition of Shares and earned DSUs as mezzanine equity, which the Company has presented as Class B shares and equity awards subject to contingent redemption on its consolidated balance sheets.

At July 1, 2011, the Company’s mezzanine equity consisted of $21,926 related to DSUs, $13,660 related to the SIP equity offering and $1,100 related to the DIP equity offering.

17.	Commitments and Contingencies

The Company is subject to various legal actions and proceedings in the normal course of business. Although litigation is subject to many uncertainties and the ultimate exposure with respect to these matters cannot be ascertained, the Company does not believe the final outcome of any current litigation will have a material effect on the Company’s financial position, results of operations or cash flows.

The Company has purchase commitments for materials, supplies, and property, plant and equipment incidental to the ordinary conduct of business. In the aggregate, such commitments are not in excess of current market prices. Additionally, the Company normally commits to some level of marketing related expenditures that extend beyond the fiscal year. These marketing expenses are necessary in order to maintain a normal course of business and the risk associated with them is limited. It is not expected that these commitments will have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

DIVERSEY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In the fourth quarter of 2010, the Company concluded that it unconditionally pledged $6,000 to a charitable organization near its Sturtevant, Wisconsin headquarters, which it recognized as selling, general and administrative expense. The Company made its first of several installment payments in April 2011, and expects to make the final installment in 2012.

In the second quarter of 2011, a subsidiary of the company within the Americas segment was notified of a ruling by an administrative council regarding employment tax matters covering the years 2002 through 2006. While the Company believes it has defenses against these claims and other employment tax claims for the same period, and has not accrued for these contingencies because it does not believe that a loss is probable, the ultimate resolution of these matters could result in a loss of up to approximately $6,500.

The Company maintains environmental reserves for remediation, monitoring, assessment and other expenses at one of its domestic facilities. While the ultimate exposure at this site continues to be evaluated, the Company does not anticipate a material effect on its consolidated financial position, results of operations or cash flows.

In connection with the acquisition of the DiverseyLever business, the Company conducted environmental assessments and investigations at DiverseyLever facilities in various countries. These investigations disclosed the likelihood of soil and/or groundwater contamination, or potential environmental regulatory matters. The Company continues to evaluate the nature and extent of the identified contamination and is preparing and executing plans to address the contamination, including the potential to recover some of these costs from Unilever under the terms of the DiverseyLever purchase agreement. As of July 1, 2011, the Company maintained related reserves of $10,593 on a discounted basis (using country specific rates ranging from 7.6% to 21.7%) and $13,576 on an undiscounted basis. The Company intends to seek recovery from Unilever under indemnification clauses contained in the purchase agreement.

18.	Japan Operations

Immediate impact of the disaster

On March 11, 2011, Japan suffered a significant natural disaster. The Company’s Japan subsidiary sustained damage to inventories at one of its leased facilities and recorded estimated losses and other charges totaling $1,300 in the first quarter, of which $461 was reversed in the second quarter, as actual losses were ascertained to be less than the estimated amounts. Most of the loss was recorded in cost of sales in the consolidated statements of operations. The Company expects that as a result of the nuclear crisis and the uncertain effects of the disaster on the Japanese economy, it may sustain further losses which are not yet currently estimable but are not expected to be material to the Company’s consolidated results. The Company’s Japan operations are based in Yokohama, which is approximately 150 miles from the damaged nuclear plant. The Company anticipates that certain losses, if sustained, will be covered by its insurance policies. The Company carries comprehensive property damage and business interruption policies that cover a maximum loss limit of $25,000, and subject to a minimum deductible of $1,000; inventory losses are subject to a $50 deductible.

For the six months ended July 1, 2011, the Company’s Japan business had net sales of $153,446, and operating profit of $8,963.

Longer term potential business disruption impact

The Company believes that the disaster may have an adverse effect on its sales and operating profits in Japan for the current fiscal year. It currently is not able to provide a reliable estimate of the potential loss this year or in future years and whether these losses will be offset by business interruption insurance policies carried by the Company.

DIVERSEY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Goodwill impairment assessment

During the Company’s 2010 impairment review, performed as of October 1, 2010, the Japan reporting unit had a fair value that exceeded its carrying value by 20%. The assumptions and estimates underlying fair value were determined with the assistance of a third party valuation firm and are subject to uncertainty. Failure of the Japanese business to realize financial forecasts or further weakening of the Japanese business environment, as a result of the disaster or other factors, could potentially impact the future recoverability of the $145,280 of goodwill held in our Japan reporting unit at July 1, 2011. The Company reviewed the events in Japan and based on qualitative and quantitative analyses performed as of July 1, 2011, including consideration of the Company’s implied valuation under the terms of the Merger Agreement (Note 21), concluded that there was no indicator of impairment that would require a Step 1 test under ASC 350, Intangibles — Goodwill and Other to be performed. The Company believes that the disaster may have an adverse effect on its sales and operating profits in Japan for the current year. However, future effects are still not determinable, and it currently believes that the long term assumptions remain appropriate.

19.	Segment Information

Business segment information is summarized as follows:

	Six Months Ended July 1, 2011
	Europe	Americas	Greater Asia Pacific	Eliminations/ Other(1)	Total Company
Net sales	$869,094	$481,039	$311,748	$(22,121)	$1,639,760
Operating profit	66,705	50,191	21,594	(6,942)	131,548
Depreciation and amortization	22,382	11,847	8,231	15,782	58,242
Interest expense	17,698	8,082	625	40,879	67,284
Interest income	535	1,218	400	(944)	1,209
Total assets	2,015,861	723,411	577,524	106,514	3,423,310
Goodwill	832,975	215,488	215,901	66,907	1,331,271
Capital expenditures, including capitalized computer software	29,317	11,385	6,542	2,346	49,590
Long-lived assets(2)	1,100,811	316,460	303,048	297,821	2,018,140

	Six Months Ended July 2, 2010
	Europe	Americas	Greater Asia Pacific	Eliminations/ Other(1)	Total Company
Net sales	$818,270	$459,228	$280,314	$(15,835)	$1,541,977
Operating profit	85,740	44,648	16,673	(19,749)	127,312
Depreciation and amortization	22,304	11,726	7,428	12,732	54,190
Interest expense	21,303	8,890	1,121	38,594	69,908
Interest income	718	961	282	(1,080)	881
Total assets	1,778,748	592,391	511,189	320,798	3,203,126
Goodwill	716,936	205,884	196,512	64,899	1,184,231
Capital expenditures, including capitalized computer software	11,972	9,761	6,110	8,371	36,214
Long-lived assets(2)	955,443	299,448	273,027	296,146	1,824,064

(1)	Eliminations/Other includes the Company’s corporate operating and holding entities, discontinued operations and corporate level eliminations and consolidating entries.

DIVERSEY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(2)	Long-lived assets includes property, plant and equipment, capital software, intangible items and investments in affiliates.

20.	European Principal Company

In May 2011, the Company approved, subject to successful works council consultations, plans to reorganize its European operations to function under a centralized management and value chain model. After completing the reorganization in 2012, the European Principal Company (“EPC”) will manage the European segment centrally. The European subsidiaries will execute sales and distribution locally, and local production companies will act as toll manufacturers on behalf of the EPC. The Company expects to incorporate the EPC in The Netherlands.

As a result of this approval, the Company recorded restructuring and implementation liabilities of $2,608 during the current fiscal quarter.

21.	Agreement and Plan of Merger

On May 31, 2011, the Company, Sealed Air Corporation (“Sealed Air”) and Solution Acquisition Corp. (“Merger Sub”), a wholly-owned subsidiary of Sealed Air, entered into an Agreement and Plan of Merger (the “Merger Agreement”) under which Sealed Air will acquire 100% of the common stock of the Company. Pursuant to the Merger Agreement, and subject to the terms and conditions set forth therein, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and a wholly-owned subsidiary of Sealed Air.

Pursuant to the terms of the Merger Agreement, the Company’s stockholders and equity interest holders will receive an aggregate of approximately $2.1 billion in cash (subject to certain adjustments) and 31.7 million shares of Sealed Air common stock. The final merger price consideration will depend upon the closing price of Sealed Air common stock at the time of closing. Upon closing of the transaction, the Company’s stockholders are expected to own approximately 15% of Sealed Air’s common stock. Also pursuant to the Merger Agreement, $1.5 billion of existing indebtedness of the Company will be extinguished through payment by Sealed Air.

The completion of the Merger is subject to certain conditions, including, among others, (i) the absence of any law or order prohibiting the closing and (ii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Council Regulation (EC) No 139/2004 of 20 January 2004 on the control of concentrations between undertakings, as amended, and the implementing regulation promulgated pursuant thereto and the laws or regulations of certain other foreign jurisdictions. Each of Sealed Air and the Company has made customary representations and warranties in the Merger Agreement. The Company has agreed to various covenants and agreements, including, among others things, (i) not to solicit alternate transactions and (ii) to conduct its business in the ordinary course during the period between the date of the Merger Agreement and the effectiveness of the Merger and refrain from taking various non-ordinary course actions during that period, and Sealed Air has also agreed to various covenants and agreements, including, among others things, to conduct its business in the ordinary course during the period between the date of the Merger Agreement and the effectiveness of the Merger and refrain from taking various non-ordinary course actions during that period.

The Merger Agreement may be terminated by each of Sealed Air and the Company under specified circumstances, including if the Merger is not consummated by December 31, 2011 (which date can be extended to March 31, 2012 in specified circumstances, including if regulatory approval has not been obtained). The Merger Agreement contains certain termination rights for both Sealed Air and the Company, and further provides that, upon the termination of the Merger Agreement in the event that the financing for the transaction is not obtained, Sealed Air will be required to pay to the Company a cash termination fee of $160 million.

DIVERSEY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Further details to the Merger Agreement can be found in the Company’s Form 8-K filed with the SEC on June 3, 2011.

Also on May 31, 2011, the Company’ stockholders representing 100% of its voting common stock executed a written consent adopting and approving the Merger Agreement. No further approval by the stockholders is necessary to approve the Merger Agreement and to consummate the Merger.

As of July 1, 2011, the estimated merger price consideration is approximately $2.9 billion, net of certain adjustments pursuant to the Merger Agreement, or about $26.37 per share of the Company’s common stock and common stock equivalents. The accompanying financial statements do not include any adjustments that may be necessary under purchase accounting, upon the consummation of the Merger, to reflect the impact of the transaction on the Company’s financial position, liquidity or financial commitments.

In connection with the Merger Agreement, the Company recorded certain transaction costs of approximately $3,941, mostly relating to legal fees, and is included in selling, general and administrative expenses in the current fiscal quarter. Upon the closing of the Merger and the occurrence of a change of control of the Company, the reinstatement and/or acceleration of certain vesting benefits in the Company’s stock-based compensation plans (Note 16) will result in the recognition of additional compensation expense, and the extinguishment of the Company’s indebtedness will result in a write-off of currently unamortized discounts and capitalized debt issuance costs (Note 7). The Company also expects to incur advisory fees of approximately $25,000 that are contingent on the Merger closing and hence have not been recorded at July 1, 2011.